Exhibit 77(m)

(a) The Board of Trustees of ING Funds Trust, on behalf of ING International Equity Fund, (on November 16, 2000) and Shareholders of ING International Equity Fund (on February 23, 2001), and the Board of Directors of International Fund, Inc. (on November 2, 2000) approved an Agreement and Plan of Reorganization under which International Fund acquired all of the assets and liabilities of ING International Equity Fund in exchange for Classes A, B, and C shares, as applicable, of International Fund. The reorganization concluded on February 23, 2001.